Exhibit 99.1
LIBERTY GLOBAL REPORTS THIRD QUARTER 2006 RESULTS
Organic RGU additions of 357,000 in Q3
Rebased OCF growth of 15% to $599 million
Denver, Colorado — November 8, 2006: Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter ended September 30, 2006. Highlights for the period, compared to last year’s third quarter results, include1:
•	Organic[2] net additions of 357,000 RGUs[3], a 28% increase from our RGU growth in Q3’05
•	Revenue growth of 47% to $1.62 billion
•	Operating cash flow (OCF) growth of 50% to $599 million[4]
•	Rebased revenue and OCF growth of 10% and 15%, respectively[5]
•	Loss from continuing operations of $173 million compared to a loss of $123 million
•	Net earnings of $445 million compared to a loss of $128 million
Liberty Global’s President and CEO Mike Fries stated, “The fundamentals in our business remain strong. During the quarter, we increased revenue by 47% to $1.62 billion and OCF by 50% to $599 million, over the same period last year. These revenue and OCF increases represent growth of 10% and 15%, respectively, after adjusting to neutralize the impact of acquisitions and currency movements (rebased growth). If we exclude the results from our Netherlands operation, we would have delivered rebased OCF growth of 19% in the quarter. Despite being a seasonally soft period for subscriber growth in Europe, we generated 357,000 net new RGUs across our global operations during Q3. We believe that our YTD results put us on track to exceed our full year 2006 guidance targets. In particular, we should meaningfully exceed our guidance for RGU additions given the trends we are seeing so far in the fourth quarter, as we added over 150,000 RGUs in the month of October alone.”
“Our M&A activity picked up in the quarter, as J:COM completed the acquisition of Cable West, the third largest cable operator in Japan, and we announced the acquisition of Karneval6, the second largest cable operator in the Czech Republic. Both acquisitions are complementary to our existing operations in those markets and, collectively, we will add an estimated 775,000 RGUs to our global footprint. We continue to evaluate acquisition opportunities in our core regions, in particular, Central and Eastern Europe.”
“With respect to our “digital-for-all” or “D4A” roll-out in the Netherlands, we are rapidly approaching the milestone of 500,000 digital customers and we currently have 20% of our Dutch video customer base upgraded to our digital TV services. Together with the rest of the Dutch cable TV industry, digital customers in the Netherlands are quickly approaching the one million mark. As a result, we’re seeing

[1]	Our condensed consolidated financial statements have been reclassified to present UPC Norway, UPC Sweden, UPC France and Priority Telecom Norway (PT Norway) as discontinued operations. As a result, their revenue and operating cash flow for all historical periods has been retroactively removed from such figures. Additionally, all references to our subscriber metrics exclude the impact of our discontinued operations.
[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.
[3]	Please see footnote 4 on Page 22 for more detail on the definition of Revenue Generating Units.
[4]	Please see page 15 for an explanation of operating cash flow and the required reconciliation.
[5]	For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results. Please see page 19 for supplemental information.
[6]	Although we were required by U.S. GAAP to begin consolidating Karneval on September 30, 2006, we have not yet completed the acquisition of Karneval.

positive developments for the continued growth in digital TV services. For example, Dutch public broadcasters have recently announced the launch of 17 new digital channels in the coming months and commercial channels are becoming more active. Later this month we plan to launch a PVR product, and early next year, we expect to launch video-on-demand services and high definition TV. As we enter a new phase of growth in 2007, we expect to more selectively distribute the service to our customer base. This will lessen the capital and operational intensity of the D4A project and, as a result, we should see positive OCF growth coming from the Netherlands next year as compared to 2006.” 7
“Our balance sheet remains in great shape with substantial liquidity and gross leverage squarely within our target range. We’ve been taking advantage of favorable market conditions to complete recent financings at VTR in Chile, Austar in Australia and, most recently, at Cablecom in Switzerland. Also during Q3, we completed $1.0 billion of tender offers for our Series A and Series C common stock. Considering the limited number of shares tendered and the fact that both stocks are trading above the prices at which we purchased shares in the tender offers, we are very pleased with the outcome. As a result of our stock repurchase activity in 2006, we have reduced our shares outstanding by approximately 15%. Today, we currently have $118 million available under our current $250 million buyback program and continue to believe that our stock is undervalued in relation to our growth prospects.”
Third Quarter 2006 Results
At September 30, 2006, Liberty Global operated in 17 countries principally located in Europe, Japan, Chile and Australia. Our consolidated operations in Europe include the UPC Broadband Division, with cable operations in 11 countries, and Chellomedia — our media and programming division. In the Asia/Pacific region, our consolidated operations include J:COM, the largest broadband cable operator in Japan, and Austar, a direct-to-home satellite provider in Australia. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Please refer to the appropriate sections herein for additional segment financial information.
Operating Statistics
We had approximately 18.25 million total RGUs8 at September 30, 2006, after taking into account our organic increase of 357,000 RGU additions during the third quarter. These subscriber additions represent a 28% improvement from the same period last year, driven by our expanded footprint and continued strength in our Internet and telephony products, despite seasonal softness during the heavy summer vacation period in Europe. Together with approximately 57,000 RGUs from acquisitions, we added approximately 414,000 RGUs in the period from continuing operations.
In terms of RGU additions by product, during the third quarter of 2006 we added 175,400 high-speed Internet subscribers, 142,100 telephony subscribers, and 39,100 net video subscribers. Organic broadband Internet and telephony subscriber growth in the quarter increased 26% and 41%, respectively, from our net additions for these categories in the prior year period. Once again, broadband Internet continued to be our strongest performer in absolute terms, driven by solid performance in Europe where we exceeded the two million subscriber milestone. Our broadband Internet penetration now exceeds 27% in Chile, 21% in Europe, and 12% in Japan.

[7]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at September 30, 2006 have accepted but not installed their digital converter boxes.
[8]	Total RGUs exclude those relating to Karneval, which we consolidate but do not actively manage, and Cable West, which we have not yet conformed to our subscriber counting policies as we did not begin consolidating Cable West until September 30, 2006. On a preliminary basis, J:COM has reported that Cable West has approximately 466,500 RGUs and per our press release dated August 9, 2006, we reported that Karneval had 310,000 RGUs.

In terms of telephony, our low-cost, high-quality VoIP products continued to be the driving force behind our voice additions, as we added 142,100 organic telephony subscribers in the quarter, of which approximately 84% were VoIP. As of the end of the third quarter, we offered VoIP in twelve markets, including recent launches in the Slovak Republic and Ireland. We intend to aggressively market our VoIP products across Europe during the fourth quarter.
In terms of video, our subscriber base increased organically by approximately 39,000 video subscribers, primarily as a result of 197,000 digital cable (including conversions from analog) and 33,000 DTH additions in the third quarter, offset partially by a reduction in analog subscribers. Our video subscriber additions were roughly flat with our Q3’05 net video additions and increased 17% sequentially over our Q2’06 net video additions. In terms of digital, our net additions for the third quarter increased 119% over the same period last year, primarily as a result of our D4A initiative in the Netherlands and the continued penetration of our digital product in Chile. In the Netherlands, we added 78,000 digital subscribers in Q3’06, a decrease from our digital additions of 137,000 in Q2, which reflects a strategic shift to focus more on “pull” customers that call us for the product. In Japan, J:COM added over 71,000 organic digital subscribers during the quarter and improved its digital penetration to 47%, up from 44% in Q2’06 and 31% in Q3’05. Overall, we had a total digital cable base of 1.8 million subscribers at the end of the third quarter, which represents a digital penetration of our total cable base of approximately 16%.
Revenue
Revenue for the three months ended September 30, 2006 increased 47% to $1.62 billion as compared to the same period last year. For the nine months ended September 30, 2006, revenue increased 45% to $4.7 billion, from $3.2 billion, for the same period last year. Excluding the effects of foreign currency (FX) movements, revenue increased 46% for the three months, and 49% for the nine months, ended September 30, 2006 as compared to the same periods last year. Our revenue increases during the 2006 period were principally due to the impact of acquisitions, including Cablecom and Austar, as well as to volume effects (subscriber growth) across our core operations.
For the three and nine months ended September 30, 2006, we achieved rebased revenue growth rates of approximately 10% and 11%, respectively, over the comparable periods in 2005. This rebased growth was driven primarily by higher average RGUs during the respective periods. As in Q2’06, our Western European operations continued to benefit from strong growth from Cablecom, which was driven in part by an analog price increase in early 2006. We also experienced continued growth from our Central and Eastern European and Chilean operations.
In terms of average monthly revenue (ARPU)9 per customer relationship, UPC Broadband, J:COM and VTR experienced growth on a historical basis over the comparable prior year period. For the three months ended September 30, 2006, ARPU per customer relationship for UPC Broadband was €20.29 ($25.85), reflecting an increase of 7.7% over the third quarter of 2005. The increase was driven by continued improvement in bundling, as well as the inclusion of Cablecom in the 2006 period. J:COM generated ARPU per customer relationship of ¥7,520 ($64.67) for the three months ended September 30, 2006, which was an increase of 2.3% over the prior year period. For the same period, ARPU per customer relationship for VTR increased by 6.5% to CLP 23,900 ($44.33), as VTR’s RGU per customer relationship ratio increased 14% to 1.76x from 1.54x at September 30, 2005. Please see table on page 18 for additional information.

[9]	Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. We changed our definition of ARPU this quarter because the Netherlands and Austria began reporting significant business to business revenue as a result of our third quarter integration of Priority Telecom’s operations with our existing broadband businesses in these countries. Previously, we had based our ARPU calculations for our broadband operating segments on revenue from all sources.

Operating Cash Flow
Operating cash flow for the three months ended September 30, 2006 increased 50% to $599 million as compared to the same period last year. For the nine months ended September 30, 2006, OCF increased 48% to $1.71 billion, from $1.16 billion for the same period last year. Excluding FX movements, OCF increased 50% for the three months, and 51% for the nine months, ended September 30, 2006 as compared to the same periods last year. OCF increased as a result of the impact of acquisitions, principally Cablecom and Austar, solid double-digit rebased growth, and margin improvements.
For the three and nine months ended September 30, 2006, we achieved rebased OCF growth rates of approximately 15% over the comparable periods in 2005. Excluding results from the Netherlands, where our D4A initiative is underway, our rebased OCF growth rates would have improved to 19% and 20%, respectively. We continue to experience additional costs relating to the project, but we expect that we will experience accompanying reductions in certain operating, marketing and other costs, as we more selectively target the roll-out to our analog video customer base.
Our OCF margin10 for the three months ended September 30, 2006 was 36.9%, which represents an 80 basis point improvement over our OCF margin from the same period last year. Margin improvement continued to be driven by UPC Broadband’s Central and Eastern European operations and Chile, as well as the positive contribution of Cablecom. Sequentially as compared to Q2’06, the OCF margin increased by 110 basis points with our UPC Broadband division, J:COM and Chile all demonstrating improvement.
Loss from Continuing Operations and Net Earnings (Loss)
Our loss from continuing operations for the three months ended September 30, 2006 was $173 million or $0.40 per basic and diluted share as compared to our loss of $123 million or $0.26 per basic and diluted share for the comparable period in 2005. The increased loss was due in part to higher interest expense and realized and unrealized losses on financial and derivative instruments, partially offset by higher operating income and gains on disposition of non-operating assets. Including the impact of discontinued operations, we achieved net earnings of $445 million for the three months ending September 30, 2006, as compared to a net loss of $128 million for the comparable period in 2005. In the third quarter, we recognized a gain of $625 million from the disposal of our cable operations in France.
Capital Expenditures and Free Cash Flow
In terms of Free Cash Flow (FCF)11, we generated negative FCF of $14 million for the three months ended September 30, 2006, a decrease of $63 million as compared to the same period last year. This decrease was primarily attributable to an increase in capital expenditures and capital lease additions (capital expenditures unless otherwise noted) of 39% as compared to the same period last year, partially offset by an 18% increase in net cash provided by continuing operations, to $365 million for the three months ended September 30, 2006. For the nine months ended September 30, 2006, we achieved FCF of $10 million as compared to $73 million for the same period last year, a decrease of $64 million. This decrease results from increased capital expenditures and reduced FCF of discontinued operations of $128 million, offset in part by a 49% increase in net cash provided by continuing operations.
Capital expenditures for the three and nine months ended September 30, 2006 were $372 million and $1,123 million, respectively, representing growth rates of approximately 39% over the comparable periods last year. As a percentage of revenue, capital expenditures were approximately 23% and 24% for the three and nine months ended September 30, 2006, representing decreases from prior year levels of approximately 100 basis points for each of these ratios. The increase in the overall level of capital expenditures is primarily related to our increased

[10]	OCF margin is calculated by dividing OCF for the applicable period by total revenue.
[11]	Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 17 for more information and the required GAAP reconciliation.

purchases of customer premise equipment to support our roll-out of advanced services, as well as additional build-out and upgrade of our serviceable footprint. For the quarter, we estimate that approximately 75% of our capital expenditures were revenue generating and 25% pertained to support capital.
Balance Sheet, Leverage, and Liquidity
At September 30, 2006, total debt12 was $11.3 billion and cash and cash equivalents (including our restricted cash balances related to our debt instruments) totaled $1.6 billion13, resulting in net debt14 of $9.7 billion. For the quarter, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.7x and 4.0x, respectively. We continue to maintain our total gross leverage within our consolidated target range of 4.0 — 5.0x.
In the third quarter, we continued our focus on balance sheet optimization. We completed several financing transactions at our subsidiaries, including UPC Broadband Holding, J:COM, VTR and Austar. In connection with its Cable West acquisition, J:COM entered into agreements for an aggregate of ¥52 billion ($441 million) in term loans. Additionally, Austar entered into a new, AUD 600 million ($448 million) senior secured debt facility. The latter funded a AUD 202 million ($152 million) capital distribution to shareholders, including $81 million to Liberty Global. Also during the quarter, VTR completed a new senior secured credit facility, consisting of a $475 million eight-year term loan, a CLP 122.6 billion ($229 million) seven-year amortizing term loan and a CLP 13.8 billion ($26 million) revolving loan. The proceeds were used in part to refinance VTR’s then existing credit facility as well as to repay a $51 million intercompany note to a Liberty Global subsidiary.
Subsequent to quarter end, Cablecom Luxembourg S.C.A (Cablecom) placed €300 million principal amount of 8% senior notes due 2016. The net proceeds from the offering of the notes, together with available cash, were deposited into an escrow account to discharge and defease all of Cablecom’s outstanding 9.375% senior notes due 2014. The indenture governing the new notes provides that, on or after April 15, 2007, at the sole option of Cablecom and UPC Holding B.V., under certain circumstances, the new notes could become the obligations of UPC Holding B.V. at which time the terms (other than interest, maturity and redemption provisions) of the new notes, including the covenants, will be modified to become substantially identical to the terms of UPC Holding B.V.’s existing senior notes. More generally, the capital structure at Cablecom has been designed to allow it to be folded into UPC Holding B.V. In addition to the new notes, the Cablecom bank facility has features that provide us with the flexibility to ultimately bring it into the UPC Broadband Holding credit.
In addition to our cash balances at September 30, 2006, approximately €71 million ($91 million) of the undrawn commitments under our €1.3 billion ($1.7 billion) in redrawable term loan facilities at UPC Broadband Holding B.V. are anticipated to be available for borrowing, upon completion of our third quarter bank reporting requirements, as is approximately ¥16 billion ($136 million) of undrawn commitments under J:COM’s ¥30 billion revolver. Subject to their terms, the undrawn amounts under these revolvers and redrawable term loan facilities may also be borrowed to finance acquisitions. In addition, our subsidiaries have several other credit facilities which collectively had approximately $586 million of maximum availability at September 30, 2006.
Based on our September 30, 2006 results, and subject to completion of our third quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding bank facility was 3.91x. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding bank facility was 4.93x.15

[12]	Includes capital lease obligations.
[13]	Includes $286 million of restricted cash that is related to our debt instruments.
[14]	Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.
[15]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Based on our September 30, 2006 results, and subject to completion of our third quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for Cablecom Luxembourg S.C.A., as defined in and calculated in accordance with the Cablecom Facility Agreement was 3.22x. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined in and calculated in accordance with the Cablecom Facility Agreement was 4.31x15.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our anticipated acquisition of Karneval, our expectation of exceeding 2006 guidance, our expectations with respect to our digital migration project, including our expectation for positive operating cash flow growth in 2007 in the Netherlands, our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include required governmental approvals for the Karneval acquisition, the continued use by subscribers and potential subscribers of the Company’s services, continued growth in services for digital television, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2006	2005
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,324.6	$1,202.2
Trade receivables, net	470.4	534.2
Other receivables, net	75.1	112.5
Current assets of discontinued operations	—	14.7
Restricted cash	291.6	56.8
Other current assets	409.0	342.0

Total current assets	2,570.7	2,262.4

Investments in affiliates, accounted for using the equity method, and related receivables	803.2	789.0

Other investments	471.7	569.0

Property and equipment, net	7,866.4	7,991.3

Goodwill	9,755.0	9,020.1

Franchise rights and other intangible assets not subject to amortization	180.1	218.0

Intangible assets subject to amortization, net	1,416.3	1,601.8

Long-term assets of discontinued operations	—	329.9

Other assets, net	700.7	597.0

Total assets	$23,764.1	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (continued)
(unaudited)

	September 30,	December 31,
	2006	2005
	amounts in millions
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$598.6	$715.6
Accrued liabilities and other	708.9	668.9
Current portion of deferred revenue and advance payments from subscribers and others	434.9	596.0
Accrued interest	138.4	145.5
Current liabilities of discontinued operations	—	35.3
Current portion of debt and capital lease obligations	878.3	270.0

Total current liabilities	2,759.1	2,431.3

Long-term debt and capital lease obligations	10,396.5	9,845.0
Deferred tax liabilities	553.5	546.0
Long-term liabilities of discontinued operations	—	9.6
Other long-term liabilities	1,122.7	933.7

Total liabilities	14,831.8	13,765.6

Commitments and contingencies

Minority interests in subsidiaries	1,867.2	1,796.5

Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 197,264,585 and 232,334,708 shares at September 30, 2006 and December 31, 2005, respectively	2.0	2.3
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,291,345 and 7,323,570 shares at September 30, 2006 and December 31, 2005, respectively	0.1	0.1
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued 197,583,922 and 239,820,997 shares at September 30, 2006 and December 31, 2005, respectively	2.0	2.4
Additional paid-in capital	8,099.0	9,992.2
Accumulated deficit	(989.2)	(1,732.5)
Accumulated other comprehensive loss, net of taxes	(11.6)	(262.9)
Deferred compensation	—	(15.6)
Treasury stock, at cost	(37.2)	(169.6)

Total stockholders’ equity	7,065.1	7,816.4

Total liabilities and stockholders’ equity	$23,764.1	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	amounts in millions, except per share amounts
Revenue	$1,622.4	$1,105.1	$4,697.4	$3,231.1

Operating costs and expenses:
Operating (other than depreciation) (including stock-based compensation of $2.1 million, $5.9 million, $4.2 million and $10.5 million, respectively)	696.4	482.0	2,005.4	1,371.9
Selling, general and administrative (SG&A) (including stock-based compensation of $19.1 million, $54.9 million, $52.3 million and $111.8 million, respectively)	347.8	285.3	1,043.2	825.1
Depreciation and amortization	457.7	306.0	1,338.1	863.8
Impairment, restructuring and other operating charges	5.5	2.7	11.7	3.5

	1,507.4	1,076.0	4,398.4	3,064.3

Operating income	115.0	29.1	299.0	166.8

Other income (expense):
Interest expense	(181.8)	(122.3)	(482.0)	(275.8)
Interest and dividend income	26.1	18.9	62.1	60.9
Share of results of affiliates, net	5.5	2.0	5.9	(14.8)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(181.1)	(29.2)	(160.0)	126.0
Foreign currency transaction gains (losses), net	0.9	7.1	83.1	(194.1)
Losses on extinguishment of debt	(5.0)	—	(40.6)	(12.6)
Gains on disposition of non-operating assets, net	52.7	0.4	100.3	25.9
Other income (expense), net	0.9	—	(5.3)	0.9

	(281.8)	(123.1)	(436.5)	(283.6)

Loss before income taxes, minority interests and discontinued operations	(166.8)	(94.0)	(137.5)	(116.8)

Income tax benefit (expense)	22.5	(3.3)	(76.4)	(11.3)
Minority interests in earnings of subsidiaries, net	(28.6)	(25.7)	(88.9)	(81.7)

Loss from continuing operations	(172.9)	(123.0)	(302.8)	(209.8)

Discontinued operations:
Earnings (loss) from operations, including tax expense of $0.2 million and $1.5 million during the three and nine months ended September 30, 2005, respectively	(7.5)	(4.9)	6.8	(15.6)
Gain on disposal of discontinued operations	625.4	—	1,033.4	—

	617.9	(4.9)	1,040.2	(15.6)

Net earnings (loss)	$445.0	$(127.9)	$737.4	$(225.4)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.40)	$(0.26)	$(0.67)	$(0.53)
Discontinued operations	1.43	(0.01)	2.30	(0.04)

	$1.03	$(0.27)	$1.63	$(0.57)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended
	September 30,
	2006	2005
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$737.4	$(225.4)
Net loss (earnings) from discontinued operations	(1,040.2)	15.6

Loss from continuing operations	(302.8)	(209.8)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Stock-based compensation expense	56.5	122.3
Depreciation and amortization	1,338.1	863.8
Impairment, restructuring and other operating charges	11.7	3.5
Amortization of deferred financing costs and non-cash interest	59.9	78.9
Share of results of affiliates, net of dividends	(1.2)	14.8
Realized and unrealized losses (gains) on financial and derivative instruments, net	160.0	(126.0)
Foreign currency transaction losses (gains), net	(83.1)	194.1
Losses on extinguishment of debt	40.6	12.6
Gains on disposition of non-operating assets, net	(100.3)	(25.9)
Deferred income tax expense (benefit)	9.2	(30.5)
Minority interests in earnings of subsidiaries, net	88.9	81.7
Other non-cash items	10.3	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	65.8	82.1
Payables and accruals	(203.1)	(291.8)
Net cash provided by operating activities of discontinued operations	74.9	246.8

Net cash provided by operating activities	1,225.4	1,016.6

Cash flows from investing activities:
Capital expended for property and equipment	(1,050.4)	(700.3)
Cash paid in connection with acquisitions, net of cash acquired	(1,134.6)	(756.9)
Proceeds received upon disposition of discontinued operations, net of disposal costs	2,548.1	—
Proceeds received upon dispositions of assets	135.6	151.7
Net cash received to purchase and settle derivative instruments	18.0	77.5
Change in restricted cash	(244.2)	26.1
Return of cash previously paid into escrow in connection with 2004 acquisition	—	56.9
Investments in and loans to affiliates and others	(10.4)	(20.2)
Proceeds received from sale of short-term liquid investments	2.6	69.3
Purchases of short-term liquid investments	—	(51.8)
Cash paid in connection with LGI Combination	—	(703.5)
Payment of deposit for pending acquisition	—	(131.1)
Other investing activities, net	1.5	8.1
Net cash used by investing activities of discontinued operations	(92.5)	(134.7)

Net cash provided (used) by investing activities	$173.7	$(2,108.9)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(unaudited)

	Nine months ended
	September 30,
	2006	2005
	amounts in millions
Cash flows from financing activities:
Borrowings of debt	$6,890.8	$4,250.4
Repayments of debt and capital lease obligations	(6,358.7)	(3,915.8)
Repurchase of common stock	(1,757.2)	—
Payment of deferred financing costs	(70.5)	(62.2)
Proceeds from issuance of stock by subsidiaries	8.8	858.0
Cash distribution by subsidiaries to minority interest owners	(80.9)	—
Change in cash collateral	21.1	—
Other financing activities, net	2.4	5.7
Net cash used by financing activities of discontinued operations.	—	(8.1)

Net cash provided (used) by financing activities	(1,344.2)	1,128.0

Effect of exchange rates on cash	67.5	(150.3)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	140.0	(218.6)
Discontinued operations	(17.6)	104.0

Net increase (decrease) in cash and cash equivalents	122.4	(114.6)

Cash and cash equivalents:
Beginning of period	1,202.2	2,529.1

End of period	$1,324.6	$2,414.5

Cash paid for interest	$410.6	$231.5

Net cash paid for taxes	$55.7	$29.7

Revenue and Operating Cash Flow
The tables presented below provide revenue and operating cash flow (as defined below, OCF), by reportable segment for the three and nine months ended September 30, 2006, as compared to the corresponding prior year periods. The UPC Broadband Division segments provided services in 11 European countries at September 30, 2006. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, after adjusting the results for the three and nine months ended September 30, 2005 to reflect acquisitions to the extent that they are included in the results for the three and nine months ended September 30, 2006 and adjusting the three and nine month results for the 2005 periods to the applicable average 2006 exchange rates (see supplemental information on page 19). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide DTH satellite services in Australia, broadband communication services in Puerto Rico, Brazil and Peru, and video programming and other services in Europe and Argentina and (ii) our corporate segment. Intersegment eliminations primarily represent the elimination of intercompany transactions between our UPC Broadband Division and Chellomedia.
During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of the UPC Broadband Division to individual operating segments within the UPC Broadband Division. Instead, we present these costs as a separate category within the UPC Broadband Division. The UPC Broadband Division’s central and corporate costs include billing, programming, network operations, technology, marketing, facilities, finance, legal and other administrative costs. Prior to July 1, 2006, our CLEC operations in The Netherlands and Austria were owned and managed by our indirect subsidiary, Priority Telecom N.V. (Priority Telecom) and included in our corporate and other category for purposes of segment reporting. Effective July 1, 2006, we integrated the Priority Telecom CLEC operations in The Netherlands and Austria with our existing operations in each country and began reporting these CLEC operations as components of our reportable segments in The Netherlands and Austria, respectively. Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden, UPC France and PT Norway as discontinued operations. Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment, UPC France was presented as a separate reportable segment, and PT Norway was included in our corporate and other category. Accordingly, we present only the reportable segments of our continuing operations in the following tables.
Both Cablecom and UPC Broadband Holding have separate financial reporting requirements in connection with their separate financing arrangements. For purposes of these separate reporting requirements, certain of UPC Broadband Holding’s central and corporate costs are charged to Cablecom. Consistent with how we present Cablecom’s performance measures to our chief operating decision maker, the segment information presented for Cablecom in the following tables does not reflect intersegment charges made for separate reporting purposes.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$237.9	$211.8	$26.1	12.3	7.5	—
Switzerland (Cablecom)	192.3	—	192.3	N.M.	N.M.	—
Austria	109.1	80.1	29.0	36.2	30.1	—
Other Western Europe	77.5	68.4	9.1	13.3	8.2	—

Total Western Europe	616.8	360.3	256.5	71.2	66.0	8.5

Hungary	73.3	70.4	2.9	4.1	12.3	—
Other Central and Eastern Europe	141.3	83.8	57.5	68.6	58.4	—

Total Central and Eastern Europe	214.6	154.2	60.4	39.2	37.4	15.0

Central and corporate operations of UPC Broadband Division	7.8	0.7	7.1	1,014.3	771.4	—

Total Europe (UPC Broadband Division)	839.2	515.2	324.0	62.9	58.4	11.0

Japan (J:COM)	469.5	418.8	50.7	12.1	17.2	10.3
Chile (VTR)	137.6	119.2	18.4	15.4	12.4	12.4
Corporate and other	192.2	63.5	128.7	202.7	199.2	—
Intersegment eliminations	(16.1)	(11.6)	(4.5)	(38.8)	(32.6)	—

Total consolidated LGI	$1,622.4	$1,105.1	$517.3	46.8	46.2	10.2

N.M. — Not meaningful.

					Increase
	Nine months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$677.3	$647.9	$29.4	4.5	6.1	—
Switzerland (Cablecom)	564.6	—	564.6	N.M.	N.M.	—
Austria	305.9	250.5	55.4	22.1	23.8	—
Other Western Europe	224.8	158.3	66.5	42.0	42.7	—

Total Western Europe	1,772.6	1,056.7	715.9	67.7	69.2	9.1

Hungary	224.2	213.6	10.6	5.0	14.5	—
Other Central and Eastern Europe	408.1	252.3	155.8	61.8	58.8	—

Total Central and Eastern Europe	632.3	465.9	166.4	35.7	38.5	16.4

Central and corporate operations of UPC Broadband Division	10.6	2.1	8.5	404.8	400.0	—

Total Europe (UPC Broadband Division)	2,415.5	1,524.7	890.8	58.4	60.2	11.3

Japan (J:COM)	1,362.7	1,237.8	124.9	10.1	18.4	11.5
Chile (VTR)	411.6	313.3	98.3	31.4	22.4	14.9
Corporate and other	558.3	187.0	371.3	198.6	200.0	—
Intersegment eliminations	(50.7)	(31.7)	(19.0)	(59.9)	(62.2)	—

Total consolidated LGI	$4,697.4	$3,231.1	$1,466.3	45.4	48.6	10.6

N.M. — Not meaningful.
Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$118.3	$111.0	$7.3	6.6	1.8	—
Switzerland (Cablecom)	96.1	—	96.1	N.M.	N.M.	—
Austria	52.3	42.6	9.7	22.8	17.1	—
Other Western Europe	24.0	24.1	(0.1)	(0.4)	(3.6)	—

Total Western Europe	290.7	177.7	113.0	63.6	58.8	13.9

Hungary	33.5	30.9	2.6	8.4	17.3	—
Other Central and Eastern Europe	67.3	36.8	30.5	82.9	72.5	—

Total Central and Eastern Europe	100.8	67.7	33.1	48.9	47.3	24.0

Central and corporate operations of UPC Broadband Division	(51.1)	(48.9)	(2.2)	(4.5)	(0.2)	—

Total Europe (UPC Broadband Division)	340.4	196.5	143.9	73.2	69.4	19.2

Japan (J:COM)	187.4	165.6	21.8	13.2	18.3	10.6
Chile (VTR)	49.7	38.3	11.4	29.8	26.4	26.4
Corporate and other	21.9	(1.8)	23.7	N.M.	N.M.	—

Total	$599.4	$398.6	$200.8	50.4	50.2	14.9

N.M. — Not meaningful.

					Increase
	Nine months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$327.5	$341.7	$(14.2)	(4.2)	(2.6)	—
Switzerland (Cablecom)	260.5	—	260.5	N.M.	N.M.	—
Austria	146.6	127.6	19.0	14.9	16.4	—
Other Western Europe	74.5	56.9	17.6	30.9	32.1	—

Total Western Europe	809.1	526.2	282.9	53.8	55.3	10.9

Hungary	104.9	93.6	11.3	12.1	22.4	—
Other Central and Eastern Europe	193.7	115.1	78.6	68.3	65.3	—

Total Central and Eastern Europe	298.6	208.7	89.9	43.1	46.0	23.2

Central and corporate operations of UPC Broadband Division	(151.8)	(149.4)	(2.4)	(1.6)	2.6	—

Total Europe (UPC Broadband Division)	955.9	585.5	370.4	63.3	65.4	16.0

Japan (J:COM)	537.6	481.2	56.4	11.7	20.2	12.6
Chile (VTR)	144.1	104.2	39.9	38.3	28.7	25.7
Corporate and other	67.7	(14.5)	82.2	N.M.	N.M.	—

Total	$1,705.3	$1,156.4	$548.9	47.5	50.9	15.1

N.M. — Not meaningful.
Quarterly Revenue and Operating Cash Flow Table
Quarterly Revenue

	Three months ended			Three months ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2006	2006	2006	2005	2005	2005	2005
	amounts in millions
Europe (UPC Broadband Division)
The Netherlands	$237.9	$224.1	$215.3	$209.4	$211.8	$213.9	$222.2
Switzerland (Cablecom)	192.3	193.5	178.8	122.1	—	—	—
Austria	109.1	108.0	88.8	78.5	80.1	83.4	87.0
Other Western Europe	77.5	75.4	71.9	69.9	68.4	56.4	33.5

Total Western Europe	616.8	601.0	554.8	479.9	360.3	353.7	342.7

Hungary	73.3	75.9	75.0	67.8	70.4	71.0	72.2
Other Central and Eastern Europe	141.3	139.1	127.7	118.0	83.8	84.7	83.8

Total Central and Eastern Europe	214.6	215.0	202.7	185.8	154.2	155.7	156.0

Central and corporate operations of UPC Broadband Division	7.8	2.1	0.7	1.2	0.7	0.8	0.6

Total Europe (UPC Broadband Division)	839.2	818.1	758.2	666.9	515.2	510.2	499.3

Japan (J:COM)	469.5	455.9	437.3	424.3	418.8	412.9	406.1
Chile (VTR)	137.6	141.1	132.9	130.9	119.2	109.2	84.9
Corporate and other	192.2	186.4	179.7	77.2	63.5	62.3	61.2
Intersegment eliminations	(16.1)	(15.4)	(19.2)	(13.1)	(11.6)	(10.6)	(9.5)

Total consolidated LGI	$1,622.4	$1,586.1	$1,488.9	$1,286.2	$1,105.1	$1,084.0	$1,042.0

Quarterly OCF

	Three months ended			Three months ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2006	2006	2006	2005	2005	2005	2005
	amounts in millions
Europe (UPC Broadband Division)
The Netherlands	$118.3	$103.1	$106.1	$105.2	$111.0	$105.4	$125.3
Switzerland (Cablecom)	96.1	88.6	75.8	43.6	—	—	—
Austria	52.3	49.8	44.5	38.1	42.6	41.9	43.1
Other Western Europe	24.0	25.9	24.6	23.5	24.1	19.8	13.0

Total Western Europe	290.7	267.4	251.0	210.4	177.7	167.1	181.4

Hungary	33.5	35.6	35.8	29.8	30.9	30.6	32.1
Other Central and Eastern Europe	67.3	65.0	61.4	53.1	36.8	38.6	39.7

Total Central and Eastern Europe	100.8	100.6	97.2	82.9	67.7	69.2	71.8

Central and corporate operations of UPC Broadband Division	(51.1)	(49.6)	(51.1)	(54.2)	(48.9)	(49.0)	(51.5)

Total Europe (UPC Broadband Division)	340.4	318.4	297.1	239.1	196.5	187.3	201.7

Japan (J:COM)	187.4	178.0	172.2	155.1	165.6	147.2	168.4
Chile (VTR)	49.7	48.2	46.2	47.3	38.3	35.3	30.6
Corporate and other	21.9	22.9	22.9	(10.3)	(1.8)	(0.8)	(11.9)

Total consolidated LGI	$599.4	$567.5	$538.4	$431.2	$398.6	$369.0	$388.8

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	amounts in millions
Total segment operating cash flow	$599.4	$398.6	$1,705.3	$1,156.4
Stock-based compensation expense	(21.2)	(60.8)	(56.5)	(122.3)
Depreciation and amortization	(457.7)	(306.0)	(1,338.1)	(863.8)
Impairment, restructuring and other operating charges	(5.5)	(2.7)	(11.7)	(3.5)

Operating income	115.0	29.1	299.0	166.8
Interest expense	(181.8)	(122.3)	(482.0)	(275.8)
Interest and dividend income	26.1	18.9	62.1	60.9
Share of results of affiliates, net	5.5	2.0	5.9	(14.8)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(181.1)	(29.2)	(160.0)	126.0
Foreign currency transaction gains (losses), net	0.9	7.1	83.1	(194.1)
Losses on extinguishment of debt	(5.0)	—	(40.6)	(12.6)
Gains on disposition of non-operating assets, net	52.7	0.4	100.3	25.9
Other income (expense), net	0.9	—	(5.3)	0.9

Loss before income taxes, minority interests and discontinued operations	$(166.8)	$(94.0)	$(137.5)	$(116.8)

	Three months ended			Three months ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2006	2006	2006	2005	2005	2005	2005
	amounts in millions
Total segment operating cash flow	$599.4	$567.5	$538.4	$431.2	$398.6	$369.0	$388.8
Stock-based compensation	(21.2)	(19.3)	(16.0)	63.3	(60.8)	(42.9)	(18.6)
Depreciation and amortization	(457.7)	(454.6)	(425.8)	(404.9)	(306.0)	(289.8)	(268.0)
Impairment, restructuring and other operating credits (charges)	(5.5)	(0.1)	(6.1)	(6.3)	(2.7)	3.4	(4.2)

Operating income	115.0	93.5	90.5	83.3	29.1	39.7	98.0
Interest expense	(181.8)	(156.1)	(144.1)	(120.3)	(122.3)	(77.8)	(75.7)
Interest and dividend income	26.1	20.3	15.7	15.9	18.9	22.2	19.8
Share of results of affiliates, net	5.5	(1.0)	1.4	(8.2)	2.0	4.5	(21.3)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(181.1)	(92.7)	113.8	184.0	(29.2)	69.3	85.9
Foreign currency transaction gains (losses), net	0.9	43.6	38.6	(15.1)	7.1	(136.5)	(64.7)
Losses on extinguishment of debt	(5.0)	(26.7)	(8.9)	(21.1)	—	(0.7)	(11.9)
Gains (losses) on disposition of non-operating assets, net	52.7	2.3	45.3	89.3	0.4	(44.0)	69.5
Other income (expense), net	0.9	(6.1)	(0.1)	(4.9)	—	0.2	0.7

Earnings (loss) before income taxes, minority interests and discontinued operations	$(166.8)	$(122.9)	$152.2	$202.9	$(94.0)	$(123.1)	$100.3

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 200616:

			Debt and	Cash
		Capital Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	amounts in millions
LGI and its non-operating subsidiaries	$1,809.7	$—	$1,809.7	$901.5
UPC Broadband Division
UPC Holding	1,015.0	—	1,015.0	1.0
UPC Broadband Holding and its unrestricted subsidiaries	3,926.9	2.5	3,929.4	74.6
Cablecom Luxembourg and its unrestricted subsidiaries	1,481.8	22.6	1,504.4	128.2
J:COM	1,512.0	397.2	1,909.2	83.9
VTR	475.0	—	475.0	84.8
Other operating subsidiaries	631.7	0.4	632.1	50.6

LGI Total	$10,852.1	$422.7	$11,274.8	$1,324.6

[16]	Excludes $286 million of restricted cash that is related to our debt instruments.

Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions for the three and nine months ended September 30, 2006 and 2005, respectively:

	Three months ended		Nine months ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
	amounts in millions
Customer Premises Equipment	$130.6	$74.7	$443.8	$257.1
Scaleable Infrastructure	52.3	45.3	132.5	130.7
Line Extensions	38.8	22.4	117.0	57.5
Upgrade/Rebuild	40.3	33.5	132.6	81.9
Support Capital	86.6	50.1	209.4	154.5
Other including Chellomedia	4.7	6.7	15.1	18.6

Total Capital Expenditures (Capex)	$353.3	$232.7	$1,050.4	$700.3

Percent of Revenue	22%	21%	22%	22%

Add: Capital Lease Additions[17]	18.3	34.8	72.6	106.2

Total Capex and Capital Leases	$371.6	$267.5	$1,123.0	$806.5

Percent of Revenue	23%	24%	24%	25%

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities (including net cash provided by discontinued operations) less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow for the three and nine months ended September 30, 2006 and 2005, respectively:

	Three months ended		Nine months ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
		amounts in millions
Net cash provided by continuing operations[18]	$364.6	$307.8	$1,150.5	$769.8
Capital expenditures of continuing operations	(353.3)	(232.7)	(1,050.4)	(700.3)
Capital lease additions of continuing operations	(18.3)	(34.8)	(72.6)	(106.2)

FCF of continuing operations	(7.0)	40.3	27.5	(36.7)

FCF of discontinued operations	(7.4)	8.2	(17.8)	110.1

Free cash flow	$(14.4)	$48.5	$9.7	$73.4

[17]	Relates primarily to customer premise equipment for J:COM.
[18]	Excludes net cash provided by operating activities of discontinued operations.

ARPU per Customer Relationship Table19
The following table provides ARPU per customer relationship for the three months ended September 30, 2006 and 2005, respectively.

	As of September 30,
			Percent
	2006	2005	Change
UPC Broadband	€20.29	€18.84	7.7%
J:COM	¥7,520	¥7,352	2.3%
VTR	CLP23,900	CLP22,449	6.5%
Liberty Global Consolidated	$35.07	$33.28	5.4%
Customer Breakdown and Bundling
The following table provides information on the geography of our customer base and highlights our customer bundling metrics for September 30, 2006, June 30, 2006 and September 30, 2005, respectively:

	As of	As of	As of	Q3’06 / Q2’06	Q3’06 / Q3’05
	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005	(% Change)	(% Change)
Total Customers
UPC Broadband	9,396,900	9,369,800	6,347,000	0.3%	48.1%
J:COM	2,141,400	2,081,200	1,865,000	2.9%	14.8%
VTR	933,800	928,100	889,200	0.6%	5.0%
Other	661,900	643,000	141,300	2.9%	368.4%

Liberty Global Consolidated(20)	13,134,000	13,022,100	9,242,500	0.9%	42.1%

Total Single-Play Customers	9,593,200	9,654,100	6,865,900	(0.6)%	39.7%
Total Dual-Play Customers	2,049,900	2,002,300	1,507,800	2.4%	36.0%
Total Triple-Play Customers	1,490,900	1,365,700	868,800	9.2%	71.6%

% Dual-Play Customers
UPC Broadband	13.5%	13.2%	12.3%	2.3%	9.8%
J:COM	28.6%	28.5%	28.3%	0.4%	1.1%
VTR	14.6%	15.6%	19.4%	(6.4)%	(24.7)%
Liberty Global Consolidated	15.6%	15.4%	16.3%	1.3%	(4.3)%

% Triple-Play Customers
UPC Broadband	7.3%	6.6%	4.6%	10.6%	58.7%
J:COM	24.1%	23.4%	22.2%	3.0%	8.6%
VTR	30.4%	27.1%	17.4%	12.2%	74.7%
Liberty Global Consolidated	11.4%	10.5%	9.4%	8.6%	21.3%

RGUs per Customer Relationship
UPC Broadband	1.28	1.26	1.21	1.6%	5.8%
J:COM	1.77	1.75	1.73	1.1%	2.3%
VTR	1.76	1.70	1.54	3.5%	14.3%
Liberty Global Consolidated	1.39	1.37	1.35	1.5%	3.0%

[19]	ARPUs for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.
[20]	Excludes mobile customers.

Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information
Liberty Global owned 50% of Jupiter TV at September 30, 2006. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein:

	Nine months ended		Nine months ended
					Percent
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005	Change
	amount in millions
Revenue	$692	$566	¥80,224	¥61,041	31%

Operating Cash Flow	142	111	16,472	12,007	37%
Depreciation and Amortization	(16)	(12)	(1,852)	(1,330)	39%

Operating Income	$126	$99	¥14,620	¥10,677	37%

Cash, net of debt[21] at period end	$114	$52	¥13,460	¥5,884

Cumulative Subscribers[22] (in thousands)	64,401	54,058
Explanation of Calculation of Rebased 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first nine months of 2006, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three and nine months ended September 30, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2006 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2005 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2005 include, as applicable, Cablecom, NTL Ireland, Astral, IPS, Canal+, Metrópolis, Telemach, Austar, J:COM Chofu, J:COM Setamachi, INODE, three smaller acquisitions in Europe and four smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

[21]	Includes shareholder debt of $9 million at September 30, 2005.
[22]	Includes subscribers at all consolidated and equity owned Jupiter TV channels. Shop Channel subscribers are stated on a full-time equivalent basis. Shop Channel’s prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.

	Consolidated Operating Data - September 30, 2006
					Video					Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe:
The Netherlands	2,667,500	2,584,700	2,191,100	3,093,900	1,764,000	423,100	—	—	2,187,100	2,584,700	543,700	2,470,700	363,100
Switzerland (13)	1,820,500	1,271,500	1,556,400	2,189,400	1,430,600	124,300	—	—	1,554,900	1,420,300	394,900	1,420,300	239,600
Austria.	965,500	962,200	673,200	1,039,100	447,000	46,900	—	—	493,900	962,200	376,400	928,300	168,800
Ireland	853,800	282,400	595,100	640,700	284,200	190,900	—	117,100	592,200	282,400	48,200	24,200	300
Belgium	186,800	186,800	146,500	172,400	126,800	5,000	—	—	131,800	186,800	40,600	—	—

Total Western Europe.	6,494,100	5,287,600	5,162,300	7,135,500	4,052,600	790,200	—	117,100	4,959,900	5,436,400	1,403,800	4,843,500	771,800

Hungary	1,109,800	1,012,800	1,016,600	1,221,900	733,200	—	173,500	—	906,700	1,012,800	184,900	995,800	130,300
Poland	1,924,400	1,177,200	1,024,100	1,203,300	993,500	—	—	—	993,500	1,177,200	169,100	1,145,600	40,700
Czech Republic	757,600	486,400	447,100	526,100	297,600	—	119,400	—	417,000	486,400	99,700	483,800	9,400
Romania	1,918,100	1,158,000	1,334,300	1,484,000	1,305,700	4,600	23,800	—	1,334,100	1,032,700	98,100	1,000,800	51,800
Slovak Republic	435,500	254,000	299,300	324,700	257,700	—	16,900	21,800	296,400	237,100	28,300	164,900	—
Slovenia	132,100	86,500	113,200	134,900	113,200	—	—	—	113,200	86,500	21,700	—	—

Total Central and Eastern Europe	6,277,500	4,174,900	4,234,600	4,894,900	3,700,900	4,600	333,600	21,800	4,060,900	4,032,700	601,800	3,790,900	232,200

Total Europe	12,771,600	9,462,500	9,396,900	12,030,400	7,753,500	794,800	333,600	138,900	9,020,800	9,469,100	2,005,600	8,634,400	1,004,000

Japan:
J:Com	7,644,600	7,644,600	2,141,400	3,783,700	935,200	842,800	—	—	1,778,000	7,644,600	953,100	7,453,900	1,052,600

The Americas:
Chile	2,321,200	1,446,100	933,800	1,639,700	717,400	81,400	—	—	798,800	1,446,100	394,700	1,401,800	446,200
Puerto Rico	333,300	333,300	125,800	173,700	—	110,200	—	—	110,200	333,300	43,100	333,300	20,400
Brazil & Peru	82,500	63,000	28,100	31,700	11,000	—	—	15,100	26,100	63,000	5,600	—	—

Total The Americas	2,737,000	1,842,400	1,087,700	1,845,100	728,400	191,600	—	15,100	935,100	1,842,400	443,400	1,735,100	466,600

Australia:
Austar	2,435,600	—	508,000	591,100	—	8,700	582,300	—	591,000	—	100	—	—

Grand Total	25,588,800	18,949,500	13,134,000	18,250,300	9,417,100	1,837,900	915,900	154,000	12,324,900	18,956,100	3,402,200	17,823,400	2,523,200

	Subscriber Variance Table - September 30, 2006 vs. June 30, 2006
					Video					Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe:
The Netherlands	8,000	7,800	(17,600)	16,000	(95,200)	77,600	—	—	(17,600)	7,800	17,700	52,900	15,900
Switzerland	16,200	10,300	12,100	43,900	5,000	6,900	—	—	11,900	10,400	15,900	10,400	16,100
Austria	3,100	3,100	7,300	11,600	(2,300)	700	—	—	(1,600)	3,100	10,400	3,000	2,800
Ireland	3,700	23,100	3,600	10,500	(12,100)	13,000	—	1,700	2,600	23,100	7,900	—	—
Belgium	400	400	900	3,700	1,100	(100)	—	—	1,000	400	2,700	—	—

Total Western Europe	31,400	44,700	6,300	85,700	(103,500)	98,100	—	1,700	(3,700)	44,800	54,600	66,300	34,800

Hungary	32,300	50,200	6,900	23,000	3,800	—	(3,300)	—	500	50,200	16,700	30,600	5,800
Poland	6,300	113,800	4,900	30,600	(3,000)	—	—	—	(3,000)	113,800	20,300	146,000	13,300
Czech Republic	4,800	43,900	6,200	18,800	200	—	2,100	—	2,300	43,900	8,700	43,800	7,800
Romania	—	116,600	3,100	26,600	(12,900)	1,500	14,400	—	3,000	120,800	16,300	122,200	7,300
Slovak Republic	2,400	8,200	(200)	1,500	4,400	—	(200)	(4,700)	(500)	7,400	2,000	164,900	—
Slovenia	400	1,700	(100)	900	(100)	—	—	—	(100)	1,700	1,000	—	—

Total Central and Eastern Europe.	46,200	334,400	20,800	101,400	(7,600)	1,500	13,000	(4,700)	2,200	337,800	65,000	507,500	34,200

Total Europe	77,600	379,100	27,100	187,100	(111,100)	99,600	13,000	(3,000)	(1,500)	382,600	119,600	573,800	69,000

Japan:
J:Com	140,700	148,600	60,200	136,000	(35,000)	79,000	—	—	44,000	148,600	33,100	327,900	58,900

The Americas:
Chile	37,700	44,400	5,700	62,800	(16,800)	24,100	—	—	7,300	44,400	27,900	50,300	27,600
Puerto Rico	600	600	2,400	7,400	—	1,500	—	—	1,500	600	5,200	600	700
Brazil & Peru	700	14,200	200	400	100	—	—	—	100	14,200	300	—	—

Total The Americas	39,000	59,200	8,300	70,600	(16,700)	25,600	—	—	8,900	59,200	33,400	50,900	28,300

Australia:
Austar	6,000	—	16,300	20,200	—	100	20,000	—	20,100	—	100	—	—

Total Continuing Operations	263,300	586,900	111,900	413,900	(162,800)	204,300	33,000	(3,000)	71,500	590,400	186,200	952,600	156,200

Disc Operations — France	(4,615,100)	(3,365,000)	(1,612,400)	(2,011,000)	(935,700)	(573,800)	—	—	(1,509,500)	(3,365,000)	(316,000)	(2,677,300)	(185,500)

Grand Total	(4,351,800)	(2,778,100)	(1,500,500)	(1,597,100)	(1,098,500)	(369,500)	33,000	(3,000)	(1,438,000)	(2,774,600)	(129,800)	(1,724,700)	(29,300)

ORGANIC GROWTH SUMMARY:
Europe	25,100	338,600	20,500	180,200	(117,700)	99,600	13,000	(3,000)	(8,100)	342,100	119,300	552,800	69,000
Japan	64,000	71,900	32,200	85,600	(53,400)	71,600	—	—	18,200	71,900	22,600	251,200	44,800
The Americas	39,000	59,200	8,300	70,600	(16,700)	25,600	—	—	8,900	59,200	33,400	50,900	28,300
Australia	6,000	—	16,300	20,200	—	100	20,000	—	20,100	—	100	—	—

Organic growth from Continuing Operations	134,100	469,700	77,300	356,600	(187,800)	196,900	33,000	(3,000)	39,100	473,200	175,400	854,900	142,100
Organic growth from Discontinued Operations	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Organic Change	134,100	469,700	77,300	356,600	(187,800)	196,900	33,000	(3,000)	39,100	473,200	175,400	854,900	142,100

ADJUSTMENTS FOR M&A AND OTHER:
Q3 2006 Hungary Acquisition — Balaton	19,500	19,500	6,600	6,900	6,600	—	—	—	6,600	19,500	300	—	—
Q3 2006 J:COM Acquisition — Shimonoseki	76,700	76,700	28,000	50,400	18,400	7,400	—	—	25,800	76,700	10,500	76,700	14,100

Total Q3 acquisitions	96,200	96,200	34,600	57,300	25,000	7,400	—	—	32,400	96,200	10,800	76,700	14,100

Disc Ops — France	(4,615,100)	(3,365,000)	(1,612,400)	(2,011,000)	(935,700)	(573,800)	—	—	(1,509,500)	(3,365,000)	(316,000)	(2,677,300)	(185,500)

Hungary adjustment	21,000	21,000	—	—	—	—	—	—	—	21,000	—	21,000	—
Switzerland adjustment	12,000	—	—	—	—	—	—	—	—	—	—	—	—

Net adj. to Cont Ops for Acquisitions & Other	(4,485,900)	(3,247,800)	(1,577,800)	(1,953,700)	(910,700)	(566,400)	—	—	(1,477,100)	(3,247,800)	(305,200)	(2,579,600)	(171,400)

Net Adds (Reductions) from Continuing Operations	263,300	586,900	111,900	413,900	(162,800)	204,300	33,000	(3,000)	71,500	590,400	186,200	952,600	156,200
Net Reductions from Discontinued Operations	(4,615,100)	(3,365,000)	(1,612,400)	(2,011,000)	(935,700)	(573,800)	—	—	(1,509,500)	(3,365,000)	(316,000)	(2,677,300)	(185,500)

Total Net Adds (Reductions)	(4,351,800)	(2,778,100)	(1,500,500)	(1,597,100)	(1,098,500)	(369,500)	33,000	(3,000)	(1,438,000)	(2,774,600)	(129,800)	(1,724,700)	(29,300)

Footnotes for pages 20-21

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the Cablecom partner networks in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE. See note 13 below.

(2)	Two-way Homes Passed are homes where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the Cablecom partner networks in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 0.65 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at September 30, 2006 have accepted but not installed their digital converter boxes.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At September 30, 2006, our Internet Subscribers in Austria included 80,300 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of September 30, 2006, exclude an aggregate of 115,500 mobile telephone subscribers in the Netherlands and Australia. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. At September 30, 2006, our Telephone Subscribers in Austria included 19,700 residential subscribers of INODE.

(13)	Pursuant to service agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks.” A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and telephone homes serviceable and customer relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that the information included in our September 30, 2006 subscriber table is based on June 30, 2006 data. In our September 30, 2006 subscriber table, Cablecom’s partner networks account for 43,200 customer relationships, 72,900 RGUs, 22,000 digital cable RGUs, 148,800 broadband Internet and telephone homes serviceable, 33,100 Internet RGUs, and 17,800 telephone RGUs. In addition, partner networks account for 490,000 digital video homes serviceable that are not included in our September 30, 2006 subscriber table.
Additional General Notes to Tables:
Tables exclude systems owned by affiliates that were not consolidated for financial reporting purposes as of September 30, 2006, or that were acquired after September 30, 2006. However, our September 30, 2006 subscriber table does not include any subscriber data for Cable West, which J:COM acquired on September 28, 2006, or Karneval, a variable interest entity that we began consolidating on September 30, 2006. We have not included the Cable West subscriber data because J:COM management has not yet completed their review of such information and accordingly, has not determined that it is presented in accordance with our subscriber counting policies. On a preliminary basis, J:COM has reported that Cable West has 1,397,700 homes passed, 357,800 customer relationships, 175,900 analog video RGUs, 148,900 digital video RGUs, 125,700 Internet RGUs and 16,000 telephone RGUs. As we currently do not own or manage Karneval, we have not included Karneval in our subscriber statistics. In our press release dated August 9, 2006, we reported, based on information provided to us by Karneval, that Karneval had 310,000 RGUs, including 253,000 video RGUs and 57,000 broadband Internet RGUs.
With respect to Japan, Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, Internet or telephony services are counted on an equivalent billing unit or EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Switzerland, Ireland and Romania, and another of our subsidiaries provides telephony services as a competitive local exchange carrier. We generally do not count customers of these services as subscribers, customers or RGUs.
While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.
Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.